Exhibit 99.1

NEWS RELEASE

EDITORIAL CONTACT:

Drew Prairie

(512) 602-4425

drew.prairie@amd.com

INVESTOR CONTACT:

Ruth Cotter

(408) 749-3887

ruth.cotter@amd.com

AMD Promotes Randy Allen to Head Computing Solutions Group; Forms Central Engineering Organization

— New Central Engineering Organization to be co-led by Veteran Engineering Executives Chekib Akrout and Jeff VerHeul —

SUNNYVALE, Calif. — May 12, 2008 — AMD (NYSE: AMD) today announced several organizational and executive changes as part of the company’s ongoing efforts to re-architect its business for sustained profitability.

“We are accelerating AMD’s transformation, reshaping the organization and bolstering our management team to lead in our x86 microprocessor and graphics businesses,” said Dirk Meyer, AMD president and COO. “Placing experienced leaders in new, more focused roles will enhance our execution and progress towards sustained profitability and long-term success. The creation of a Centralized Engineering organization aligns and focuses AMD’s world-class engineers and intellectual property portfolio on the strong business opportunities in front of us.”

In his new role as Senior Vice President, Computing Solutions Group, Randy Allen reports into President and COO Dirk Meyer and is responsible for the development and management of AMD’s broad and growing portfolio of consumer and commercial microprocessor solutions and platforms. The twenty-four year AMD veteran was most recently responsible for AMD’s Server

- more -

and Workstation business and previously oversaw microprocessor engineering for the company, including the successful introductions of the AMD Opteron™ and AMD Athlon™ 64 processors.

The newly formed Central Engineering organization will be co-led by Chekib Akrout, who is joining AMD, and Jeff VerHeul, corporate vice president of design engineering at AMD. The Central Engineering leadership team will direct the development and execution of AMD’s technology and product roadmaps in partnership with AMD’s business units and will report directly to Dirk Meyer.

Akrout is joining AMD after serving as vice president of design technology at Freescale Semiconductor. Prior to Freescale, Akrout worked at IBM and managed the development of a wide range of products including microprocessors, application specific integrated circuits (ASICs) and mixed signal devices. He was responsible for IBM’s work on the development of the Cell processor, the Xbox 360 processor for Microsoft, and embedded PowerPC cores.

VerHeul joined AMD in August 2005 after a twenty-five year career with IBM. Most recently, he led the AMD’s microprocessor design engineering organization.

AMD also promoted Allen Sockwell to senior vice president, human resources and Chief Talent Officer responsible for developing AMD’s leadership assets and employee talent.

As part of these management changes, Mario Rivas, formerly executive vice president, Computing Solutions Group and Michel Cadieux, formerly senior vice president and Chief Talent Officer, have left AMD to pursue new opportunities.

About AMD

Advanced Micro Devices (NYSE: AMD) is a leading global provider of innovative processing solutions in the computing, graphics and consumer electronics markets. AMD is dedicated to driving open innovation, choice and industry growth by delivering superior customer-centric solutions that empower consumers and businesses worldwide. For more information, visit http://www.amd.com.

- more -

AMD, the AMD Arrow logo, AMD Opteron and combinations thereof and AMD Virtualization are trademarks of Advanced Micro Devices, Inc. Other names are for informational purposes only and may be trademarks of their respective owners.